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                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                      Date of Report:  September 17, 1997



                                 ELEK-TEK, INC.
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             (Exact name of Registrant as specified in its Charter)





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

          Delaware                       0-22064                      36-3042018
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(State or other jurisdiction    (Commission File Number)   (IRS Employer Identification No.)
of incorporation)
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7350 N. Linder Avenue, Skokie, Illinois                60077
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(Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code:  (708) 677-7660
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Items 3 and 5.  Bankruptcy or Receivership and Other Events

     On September 17, 1997, Elek-Tek, Inc. ("Elek-Tek") entered into an asset purchase agreement with Creative Computers, Inc. ("Creative Computers") pursuant to which Elek-Tek will sell substantially all of its assets to Creative Computers. The purchase price will be $43 million, subject to adjustments set forth in the asset purchase agreement.

     On September 17, 1997, Elek-Tek also filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware. The filing is expected to enable Elek-Tek to supply, service and support customers while it awaits court approval of the sale. Elek-Tek has approximately $36.4 million of secured debt, owed primarily to Deutsche Financial Services Corporation and Nations Commercial Credit Corporation. In addition, approximately $21.8 million is owed to other creditors, including subordinated debtholders. It is not expected that funds will be available for distribution to stockholders following the sale. Elek-Tek expects to maintain its current credit facility from Deutsche Financial Services Corporation and Nations Commercial Credit Corporation through the sale. Elek-Tek also has signed a services contract with Creative Computers to enable Elek-Tek to supply products to its customers.

     The proposed sale is subject to court approval, higher and better offers, and certain other conditions set forth in the asset purchase agreement. The foregoing summary of the terms of the asset purchase agreement is qualified in its entirety by reference to the provisions of the asset purchase agreement, a copy of which is filed as an exhibit to this Current Report and is hereby incorporated herein by reference.

Item 7.    Financial Statements and Exhibits

(2) Asset Purchase Agreement between Elek-Tek, Inc. and Creative Computers, Inc. dated as of September 17, 1997.


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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  September 17, 1997

                                        ELEK-TEK, INC.
                                        (Registrant)



                                        /s/ Richard L. Rodriguez
                                        -------------------------------------
                                        Richard L. Rodriguez,
                                        President and Chief Executive Officer






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